Exhibit 10.2

AMCON DISTRIBUTING COMPANY

2018 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Date of Grant:	[_______], 20[__]
Number of Restricted Stock Units Granted:	[___]

This Restricted Stock Unit Agreement dated [_______], 20[__] (this "Agreement"), is made by and between AMCON Distributing Company, a Delaware corporation (the "Company"), and [_______] ("Participant").

RECITALS:

A.        Effective December 21,  2018, the Company's stockholders approved the AMCON Distributing Company 2018 Omnibus Incentive Plan (the "Plan") pursuant to which the Company may, from time to time, grant Restricted Stock Units to eligible Service Providers of the Company.

B.         Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage Service Provider to own an equity interest in the Company and to have an added incentive to advance the interests of the Company, and desires to grant Participant Restricted Stock Units under the terms and conditions established by the Committee.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.         Incorporation of Plan.  All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Agreement but not defined shall have the meaning set forth in the Plan.

2.         Grant of Restricted Stock Units.  Subject to the conditions and restrictions set forth in this Award and in the Plan, the Company hereby grants to Participant and credits to a separate account maintained on the books of the Company ("Account") that number of Restricted Stock Units identified above opposite the heading "Number of Restricted Stock Units Granted" (the "RSUs").  On any date, the value of each RSU shall equal the Fair Market Value of a Share.  All amounts credited to Participant's Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company.  Participant's interest in the Account shall make him or her only a general, unsecured creditor of the Company.  The RSUs may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily.  The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the Settlement Date (as defined below) on which such rights are settled.

3.         Settlement of RSUs.  The RSUs may be settled by delivering to Participant or his or her beneficiary, as applicable, either, as elected by the Participant, (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the number of Shares underlying the RSUs held by Participant (or a specified portion in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then held by Participant (or a specified portion in the event of any partial settlement).  To the extent a Participant elects settlement in shares, any fractional Shares underlying RSUs remaining on the Settlement Date will be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional RSUs.

Except as specifically provided elsewhere under the Plan, the restrictions on RSUs subject to this Agreement will lapse and be settled on the date (the "Settlement Date") set forth below, but only if Participant is, and at all times from the Date of Grant, has been a Service Provider to the Company, or one of its Affiliates, and the RSUs have not otherwise been cancelled:

Settlement Date of RSUs	Number of RSUs on which Restrictions Lapse

[_______], 20[__]	[___] RSUs (approximately [___]%)

[_______], 20[__]	[___] RSUs (approximately [___]%)

[_______], 20[__]	[___] RSUs (approximately [___]%)

Notwithstanding the foregoing, (i) the Committee may, in its sole discretion, accelerate the Settlement Date for any or all of the RSUs, if in its judgment the performance of Participant has warranted such acceleration and/or such acceleration is in the best interests of the Company, and (ii) if Participant's position as a Service Provider with the Company or any of its Affiliates is terminated prior to the Settlement Date by the Company without Cause, or due to Participant's death or Disability, or there is a Change of Control, all unsettled RSUs shall be settled effective as of the date of the such event.  For purposes of this Agreement, "Cause" means any act or failure to act by Participant that constitutes willful misconduct or gross negligence.

Payment of the cash and/or Shares following the Settlement Date shall be made by the Company to the Participant no later than the earlier of the end of the calendar year in which the Settlement Date occurs or the 30th day after the Settlement Date.

4.         Cancellation of RSUs.  Unless otherwise provided in this Section 4 or in the Plan, if, prior to the final Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated by the Company for Cause, or if Participant voluntarily terminates his position as a Service Provider with the Company, Participant shall thereupon immediately forfeit any and all unsettled RSUs, all such unsettled RSUs shall be cancelled and Participant shall have no further rights under this Agreement.  For purposes of this Agreement, the transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a termination of Participant's position as a Service Provider.

5.         Dividends and Voting.  Prior to the Settlement Date for any RSUs, Participant shall be entitled to receive dividend equivalent payments for any dividends paid by the Company on Shares, whether payable in stock, in cash or in kind, or other distributions, declared as of a record date that occurs on or after the Date of Grant hereunder and prior to any cancellation of such RSUs,  provided that any such dividend equivalent payments shall be held in escrow by the Company and, be subject to the same rights, restrictions on transfer and conditions applicable to the underlying RSUs.  In the event of cancellation of any or all of the RSUs, Participant will forfeit all dividend equivalent payments held in escrow and relating to the underlying cancelled RSUs.  Participant will have no voting rights with respect to any of the RSUs.

6.         Beneficiary Designation. The Participant shall have the right to designate, on a beneficiary designation form satisfactory to the Committee which shall be filed with the Company, a beneficiary or beneficiaries to receive any unsettled RSUs and/or Dividend Equivalent Payments under this Agreement in the event of the Participant's death or Disability. In the event that the Participant shall not file a beneficiary designation form with the Company or if none of the designated beneficiaries survive the Participant, then any unsettled RSUs and/or Dividend Equivalent Payments under this Agreement shall be paid to the estate of the Participant.

7.         Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

8.         Amendment.  This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement; provided, however, the Company may unilaterally amend this Agreement if it determines that a ministerial amendment is necessary which does not adversely affect the rights of Participant or the potential economic benefit intended to be conveyed hereunder.

9.         Taxes.   Participant understands and agrees that, at the time any tax withholding obligation arises in connection with the settlement of any of the RSUs, the Company may withhold, in Shares if a valid election applies under this Section 9 or in cash from payroll or other amounts the Company owes or will owe Participant, any applicable withholding, payroll and other required tax amounts due upon such RSU settlement.  Such tax withholding may be made by any means permitted under the Plan, as approved by the Committee, and as permitted under the law.  In the absence of the satisfaction of tax obligations, Company may refuse to issue the Shares.  Unless otherwise determined by the Committee or its delegate in their sole discretion and unless otherwise prohibited by law, Participant (or his or her guardian, legal representative or successor) may, in the manner determined by the Committee or its delegate, irrevocably elect in writing on a Company designated form to satisfy any income tax withholding obligation in connection with the RSUs by requesting Company to retain whole Shares which would otherwise have been issued, which Shares shall not belong to Participant upon such retention.  If withholding is not effected by the Company for any reason at the time of the taxation event, then Participant agrees to pay Company any withholding amounts due within the deadline imposed by the Company.  If, within the deadline imposed by Company, Participant has not paid any withholding amounts due or has not elected, if allowed by the Committee or its delegate in their sole discretion, whether to have Shares retained for taxes or to pay cash for the tax withholding, then the Company may, at its sole discretion (a) retain whole Shares which would otherwise have been issued (including without limitation withdrawal of Shares that had previously been placed into Participant's book entry account), (b) deduct such amounts in cash from payroll or other amounts the Company owes or will owe Participant, or (c) effect some combination of Share retention and cash deduction.

10.       Governing Law.  The laws of the State of Delaware will govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

11.       Section 409A Compliance.  It is the intent of the Company that all payments made under this Agreement will be exempt from Section 409A of the Code and the Treasury regulations and guidance issued thereunder ("Section 409A") pursuant to the "short-term deferral" exemption.  Notwithstanding any provision of the Plan or this Agreement to the contrary, (i) this Agreement shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement and (ii) the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement to reflect the intention that the Plan qualifies for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Agreement and with the least reduction, if any, in overall benefit to a Participant to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  Neither the Company nor the Board makes any representation that this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement.

12.       Binding Effect.  A signature of a party to this Agreement sent by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.  Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

This Agreement has been executed and delivered by the parties hereto.

The Company:		Participant:

AMCON DISTRIBUTING COMPANY

By:	__________________________	_____________________________
	Name:	[_______]
Title: